Exhibit 10.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED WITHOUT (I) REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OR (II) AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

PAYMENTS UNDER THIS NOTE (AS DEFINED HEREIN) ARE SUBJECT TO THE SET-OFF AND SUBORDINATION PROVISIONS SET FORTH HEREIN AND IN THE LETTER AGREEMENT (AS DEFINED HEREIN).

BOURLAND & LEVERICH SUPPLY CO. LLC

AMENDED AND RESTATED

CONTINGENT JUNIOR SUBORDINATED NOTE

$39,392,337.00	May 2, 2012

Reference is hereby made to (i) that certain Contingent Junior Subordinated Note, dated August 19, 2010 (the “Seller Note”), issued by Bourland & Leverich Holdings LLC, a Delaware limited liability company (the “Parent”), to Bourland & Leverich Supply Co., L.C. a Texas limited liability company (“Oldco”), (ii) that certain letter agreement regarding the payment of interest on the Seller Note by and between Parent and Oldco (the “Letter Agreement”). In accordance with the terms of the Seller Note and the Letter Agreement, Oldco assigned all of its right, title and interest in and to the Seller Note and the Letter Agreement to Leverich Enterprises, LLC (fka B&L Enterprises, LLC) (the “Holder”) and the Holder assumed all of Oldco’s obligations thereunder and (iii) that certain letter agreement dated April 16, 2012 whereby the Holder (A) consented to the assignment by the Parent to Bourland & Leverich Supply Co. LLC, a Delaware limited liability company (the “Company”), of all of the Parent’s rights and obligations under the Seller Note and the Letter Agreement and the assumption by the Company of all of the Parent’s obligations under the Seller Note and the Letter Agreement (the “Assignment and Assumption”) and (B) upon the effectiveness of the Assignment and Assumption, irrevocably released the Parent from any and all liabilities and obligations under the Seller Note and the Letter Agreement (the “Release”). The Holder acknowledges and agrees that the Release is in full force and effect.

In light of the Assignment and Assumption and the partial repayment on the date hereof of the principal amount outstanding under the Seller Note, the Holder and the Company desire to hereby amend and restate in its entirety the Seller Note. Accordingly, the Company and the Holder agree that this Note amends and restates in its entirety and supersedes the Seller Note, which was issued pursuant to the Asset Purchase Agreement, dated as of July 21, 2010 (the “Purchase Agreement”) by and among the Company, the Parent, Bourland & Leverich Holding Company, a Texas corporation (“B&L Holdco”), Bourland & Leverich Holding Company of Nevada, a Nevada corporation (“B&L Nevada”), B&L Supply Properties, LLC, a Texas limited liability company (“B&L SP” together with the Holder, B&L Holdco and B&L Nevada, the

“Sellers”) and Rick B. Leverich (the “Equityholder”). Furthermore, the Company and the Holder agree that the terms and provisions of the Letter Agreement shall remain in full force and effect, but shall apply to the Company instead of the Parent mutatis mutandis, except that clause (i) of Paragraph 3 of the Letter Agreement shall be deleted in its entirety.

The Company, for value received, hereby promises to pay to the Holder, as agent for the Sellers (as defined below), the principal sum of Thirty-Nine Million Three Hundred Ninety-Two Thousand Three Hundred Thirty-Seven Dollars ($39,392,337.00) on the Maturity Date (as defined herein), and to pay interest on the unpaid balance of the principal amount of this Note determined in accordance with Section 1 below, with interest to be payable in the manner and at the time provided herein.

Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the Purchase Agreement.

1. Interest.

(a) Accrued but unpaid interest on this Note will be payable on the Maturity Date (as defined herein). Interest on this Note will accrue from the issuance date hereof. Interest will be computed on the basis of a 365/6-day year for the actual days elapsed. The Company may, at its sole option, pay all or part of the accrued but unpaid interest in cash prior to the Maturity Date.

(b) Interest shall be payable on the unpaid principal balance of the principal amount of this Note at a rate per annum equal to 2.18%, compounded annually (the “Base Interest”).

(c) In addition to Base Interest, the Company shall pay contingent interest in accordance with the provisions of this Section 1(c) (as applicable, the “Contingent Interest”).

(i) Upon the first to occur of a Change of Control (as defined below) or a Qualified Public Offering (as defined below), Contingent Interest shall be payable on the unpaid principal balance of the principal amount of this Note from time to time outstanding (to the extent Contingent Interest has not already been paid in respect of such principal amount) at a rate equal to 5.82% per annum, compounded annually, and calculated from the date of issuance of this Note to the date of payment.

(ii) In the event there shall not have occurred a Change of Control or a Qualified Public Offering prior to August 19, 2019 and this Note shall become due and payable in accordance with Section 3(a) below and the revenue of the Company for the most recent twelve full calendar months preceding August 19, 2019 for which financial information is available exceeds $941,000,000, Contingent Interest shall be payable on the unpaid principal balance of the principal amount of this Note from time to time outstanding (to the extent Contingent Interest has not already been paid in respect of such principal amount) at a rate equal to 5.82% per annum, compounded annually, and calculated from the date of issuance of the this Note to the date of payment.

Notwithstanding anything herein to the contrary, in no event shall the aggregate amount of interest and prepayment premiums payable with respect to any principal amount of this Note outstanding from time to time exceed a rate per annum equal to 8.00% of such principal amount, compounded annually, calculated from the date of issuance of the this Note to the date of payment of such principal amount.

Immediately prior to the effectiveness of this Note, there was $917,023.91 of interest accrued but unpaid under the Seller Note. The principal balance of this Note reflects $137,332.61 attributable to interest accrued but unpaid under the Seller Note. The balance of $779,691.30 of interest accrued but unpaid under the Seller Note will be compounded under this Note as of August 19, 2012.

2. Prepayment. This Note may be prepaid at any time in whole or in part in accordance with this Section 2 and subject to and together with payment of the prepayment premium specified herein. Upon any prepayment of this Note, the Company shall pay a prepayment premium equal to the amount of interest that would have accrued on the principal amount of this Note prepaid at a rate equal to 5.82% per annum, compounded annually, and calculated from the date of issuance of this Note to the date of prepayment. In addition, upon the first prepayment of this Note to occur following May 2, 2012, the Company shall pay a one time prepayment premium equal to $1,091,306.52.

3. Maturity Date. The principal of this Note, together with accrued but unpaid interest thereon, shall be due and payable in full upon the earlier of (a) August 19, 2019, (b) a Change of Control (as defined herein) and (c) a Qualified Public Offering (as defined herein) (the “Maturity Date”). For purposes of this Note, (i) “Change of Control” shall mean a time such as any “person” (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than (x) any of the Company Related Persons (as defined herein), or (y) any “group” (within the meaning of such Section 13(d)(3)) of which the Company Related Persons constitute a majority (on the basis of ownership interest), acquires (A) securities of Edgen Group Inc. or any subsidiary of Edgen Group Inc. that directly or indirectly owns all or substantially all of the assets and properties of the Company and its subsidiaries taken as a whole, representing more than 50% of the combined voting power (measured as the right to control or direct the management and policies of Edgen Group Inc. or such subsidiary generally) of Edgen Group Inc.’s or such subsidiary’s then outstanding securities or (B) all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis; (ii) “Qualified Public Offering” shall mean a firm commitment underwritten public offering after the date hereof of equity securities of the Company or any of its subsidiaries, or any Person formed after the date hereof and controlled, directly or indirectly, by the JCP Funds (as defined herein) that owns all of the equity securities of the Company resulting in aggregate net proceeds to such Person and/or the Persons selling equity interests in such offering of not less than $100 million and (iii) “Company Related Persons” shall mean any Person who or which owns equity securities of Edgen Group Inc. (“Edgen Group”) or the Company as of the date hereof and any Affiliate (as herein defined) of the foregoing, including without limitation, any managing member, general partner, manager, director or officer of Jefferies Capital Partners LLC or funds managed by it and any investment vehicle controlled by any of the foregoing. The Holder and the Company agree and acknowledge that a merger involving the Company and Edgen Group or any of its subsidiaries shall not constitute a Change of Control so long as the Company Related Persons and any “group” (within the meaning of such Section 13(d)(3)) of which the Company Related Persons constitute a majority (on the basis of ownership interest) together own securities of the surviving company representing more than 50% of the combined voting power (measured as the right to control or direct the management and policies of the surviving company generally) of the surviving company’s then outstanding securities (an “Edgen Merger”); provided, that such Edgen Merger may constitute a Qualified Public Offering, if an Edgen Merger otherwise meets the definition of a Qualified Public Offering.

4. Method of Payment.

The Company will pay principal and interest in currency of the United States that at the time of payment is legal tender for payment of public and private debts. The payment shall be made to Holder by delivering a check at Holder’s address hereafter listed or to such other address designated in writing by Holder and provided to the Company at least ten (10) business days before any payment date, or, at Holder’s option, by wire transfer of immediately available funds to an account designated by Holder at least ten (10) business days before any payment date.

5. Subordination.

(a) Certain Defined Terms. The following terms shall have the following meanings:

“Affiliates” means as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in the foregoing definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Indebtedness” means, without duplication, with respect to any person, (1) all indebtedness of such person for borrowed money, (2) all obligations of such person for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (3) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (4) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (5) all obligations of such person as lessee under capital leases, (6) all obligations of such person under acceptance, letter of credit or similar facilities, or under interest rate swaps or collars, (7) all Indebtedness of the type referred to in clauses (1) through (6) above guaranteed directly or indirectly in any manner by such person, and (8) all Indebtedness of the type referred to in clauses (1) through (7) above secured by any lien on property owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Junior Debt” means all Indebtedness of the Company which, by its terms or the terms of any instrument creating or evidencing it, is junior in right of payment to this Note and the Letter Agreement.

“Note” means this Note, as amended from time to time.

“Senior Debt” means the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, expenses, supplemental payments, reimbursement obligations, indemnities, and other amounts owing pursuant to the terms of all agreements, documents and instruments providing for, creating, securing, or evidencing or otherwise entered into in connection with, all Indebtedness of the Company under the Credit Agreement, dated as of May 2, 2012, among the Company, the Subsidiary Guarantors party thereto, the Lenders party thereto, Regions Bank and RBS Business Capital (the “ABL Facility”), as the same may be amended or amended and restated from time to time, or otherwise expressly senior in right of payment to this Note, whether outstanding on the date hereof or thereafter created, incurred or assumed. Notwithstanding the foregoing, Senior Debt shall not include any Indebtedness of the Company which, by its terms or the terms of any instrument creating or evidencing it, is expressly pari passu with or expressly subordinate in right of payment to this Note.

“Subordinated Debt” means all Indebtedness of the Company under this Note, including (a) all principal of, and interest on, this Note and (b) all other Indebtedness, fees, expenses, obligations and liabilities of the Company to the Holder of this Note and the Letter Agreement, whether now existing or hereafter incurred or created, under or pursuant to this Note and the Letter Agreement or separately under any other document, instrument or agreement executed in connection therewith which relates to the Indebtedness evidenced by this Note and the Letter Agreement, in each case, whether such amounts are due or not due, direct or indirect, absolute or contingent.

(b) Subordination to Senior Debt. The Company, for itself and its successors, and the Holder, by acceptance of this Note and the Letter Agreement, agree that the Subordinated Debt shall, to the extent and in the manner hereinafter set forth and therein, be subordinate and junior to the prior payment in full of all Senior Debt.

This Section 5 and Section 2 of the Letter Agreement will constitute a continuing offer to all persons who, in reliance upon its provisions, become holders of, or continue to hold,

Senior Debt, and such provisions are made for the benefit of the holders of Senior Debt, and such holders are made obligees under this Section 5 and Section 2 of the Letter Agreement and they and/or each of them may enforce their provisions.

(c) Company Not to Make Payments with Respect to Subordinated Debt.

(i) Upon the maturity of all or any part of the Senior Debt by lapse of time, acceleration or otherwise, such Senior Debt shall first be paid in full in cash, or such payment shall be duly provided for in cash or in a manner satisfactory to the holders of Senior Debt before any payment by or on behalf of the Company is made on account of any Subordinated Debt.

(ii) Unless and until all Senior Debt shall have been paid in full in cash and all commitments to make loans of Senior Debt to the Company shall have terminated, no payment shall be made by or on behalf of the Company on or with respect to any Subordinated Debt except (A) as provided in Section 2 of the Letter Agreement and (B) the Company may make payment of principal and interest on the Subordinated Debt on the Maturity Date so long as (x) at the time such payment is made no default has occurred and is continuing under the terms of any Senior Debt and (y) such payment will not give rise (with or without the giving of notice or the passage of time) to any default under the terms of any Senior Debt.

(iii) For so long as payment hereunder is prohibited pursuant to Sections 5(c)(i) or 5(c)(ii) above, the Company shall not make and no holder of any Subordinated Debt shall demand, accept or receive (in cash or property or by set-off, exercise of contractual or statutory rights or otherwise), or shall attempt to collect or commence any legal proceedings to collect, any direct or indirect payment on account of any Subordinated Debt, provided that this Section 5(c)(iii) shall not prohibit a holder of any Subordinated Debt from sending an Acceleration Notice in accordance with Section 7(b).

(iv) For so long as payment hereunder is prohibited pursuant to Sections 5(c)(i) or 5(c)(ii) above, no holder of any Subordinated Debt will commence or maintain any action, suit or any other legal or equitable proceedings against the Company, or join with any creditor in any such proceedings, under any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar law, unless the holders of Senior Debt shall also join in bringing such proceedings, provided that this Section 5(c)(iv) shall not prohibit a holder of any Subordinated Debt from filing a proof of claim or otherwise participating in any such proceedings not commenced by it.

(d) Note Subordinated to Prior Payment of all Senior Debt on Dissolution, Liquidation or Reorganization of Company. In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to substantially all of its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then:

(i) the holders of all Senior Debt shall first be entitled to receive payment in full in cash of the principal thereon, premium, if any, interest and all other amounts payable thereon (accruing before and after the commencement of the proceedings, whether or not allowed or allowable as a claim in such proceedings) before the holders of any Subordinated Debt are entitled to receive any payment on account of the principal of, or interest on any Subordinated Debt;

(ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities to which the holders of any Subordinated Debt would be entitled, but for the provisions of this Note and the Letter Agreement, shall be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Debt or any representative on behalf of the holders of Senior Debt, to the extent necessary to make payment in full in cash of Senior Debt remaining unpaid;

(iii) the holders of all Subordinated Debt at the time outstanding irrevocably authorize and empower (without imposing any obligation on) each holder of Senior Debt at the time outstanding, and any representative on behalf of the holders of Senior Debt to demand, sue for, collect and receive such holder’s ratable share of all such payments and distributions in respect of all Subordinated Debt and to give receipt therefor, and to file and prove all claims therefor and take all such other action not inconsistent with the foregoing (including the right to vote such Senior Debt holder’s ratable share of the Subordinated Debt) in the name of the holders of Subordinated Debt or otherwise, as such holder of Senior Debt, or any representative on behalf of the holders of Senior Debt, may determine to be necessary or appropriate for the enforcement of this Note and the Letter Agreement; and

(iv) the holders of Subordinated Debt shall execute and deliver to the holders of Senior Debt all such further instruments confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and shall take all such other action as may be requested by any holder of Senior Debt, in order to enable such holder to enforce all claims upon or in respect of each holder’s ratable share of the Subordinated Debt.

(e) Rights of Holders of Senior Debt; Subrogation.

(i) Should any payment or distribution or security or the proceeds of any thereof be collected or received by any holder of Subordinated Debt in respect of any Subordinated Debt at a time when such payment or distribution should not have been so made or received because of the provisions of this Section 5 or Section 2 of the Letter Agreement, such holder of Subordinated Debt will forthwith deliver the same to the holders of Senior Debt for the equal and ratable benefit of the holders of the Senior Debt in precisely the form received (except for the endorsement or the assignment of or by such holder where necessary) for application to payment of all Senior Debt in full, after giving effect to any concurrent payment or distribution to the holders of Senior Debt and, until so delivered, the same shall be held in trust by such holder as the property of the holders of the Senior Debt.

(ii) Upon the payment in full in cash of all Senior Debt, the holders of Subordinated Debt will be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Company applicable to the Senior Debt until all amounts owing on the Subordinated Debt have been paid in full, and for the purpose of such subrogation no such payments or distributions to the holders of Senior Debt by or on behalf of the Company or by or on behalf of the holders of Subordinated Debt by virtue of this Section 5 or Section 2 of the Letter Agreement which otherwise would have been made to the holders of Subordinated Debt will, as between the Company and the holders of Subordinated Debt, be deemed to be payment by the Company to or on account of the Senior Debt, it being understood that the provisions of this Section 5 and Section 2 of the Letter Agreement are, and are intended to be, solely for the purpose of defining the relative rights of the holders Subordinated Debt on the one hand, and holders of Senior Debt, on the other hand.

(f) Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Debt. No right of any present or future holders of any Senior Debt to enforce subordination as provided herein or in Section 2 of the Letter Agreement will at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act by any such holder, or by any noncompliance by the Company with the terms of this Note or the Letter Agreement regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The holders of Senior Debt may extend, renew, increase, modify or amend the terms of the Senior Debt or any security therefor and release, sell or exchange such security and otherwise deal freely with the Company; provided, however, that no such extension, renewal, increase, modification or amendment shall relieve the Company of its obligations to pay principal and interest as provided herein and in the Letter Agreement.

6. Other Covenants. The Company hereby covenants and agrees so long as the Note remains outstanding and unpaid, that, without the prior consent of the Holder:

(a) Restricted Payments. The Company will not make any cash distribution or payment in respect of its equity securities, except that the foregoing shall not apply to or prohibit: (i) dividends and other distributions to its members (or their direct or indirect owners) for the purpose of enabling its members (or their direct or indirect owners) to pay taxes attributable to such members’ equity interest (or their direct or indirect owners’ indirect equity interest ) in the Company; (ii) the repurchase, redemption or other acquisition or retirement for value of any equity securities of the Company held by any current or former (or their spouses, ex-spouses, estates or beneficiaries under their estates) officer, director, manager or employee of the Company or any of its subsidiaries or Edgen Group or any of its subsidiaries in connection with a separation of service, pursuant to any benefit plan, incentive agreement, subscription agreement, limited liability company operating agreement, securityholders’ agreement or similar arrangement; (iii) distributions to allow the payment of cash in lieu of the issuance of fractional interests upon the exercise, conversion or exchange of options or other Company securities; (iv) repurchases of securities deemed to occur upon the exercise of options or warrants if such securities represent a portion of the exercise price thereof and repurchases of securities deemed to occur upon the withholding of a portion of the securities granted or awarded to pay for the taxes payable by such recipient upon such grant or award; (v) payments or distributions to dissenting members pursuant to applicable law in connection with a merger, consolidation or transfer of assets of the Company; and (vii) any distributions or payment permitted under the ABL Facility (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time).

(b) Affiliate Transactions. The Company will not enter into any transaction with any Affiliate of the Company without the prior written consent of the Holder, except on terms not materially less favorable to the Company, taken as a whole, than would have been obtained in a comparable transaction at such time from a third party; provided, that nothing in this Section 6(b) shall apply to or prohibit (i) any of the reorganization transactions described in the registration statement Edgen Group filed with the Securities and Exchange Commission on Form S-1 (File No. 333-178790) (the “Reorganization Transactions”), (ii) salary, bonus, benefits, or other compensation, indemnification, severance or expense reimbursement or advancement arrangements with the directors, officers or employees of the Company or any of its Affiliates entered into in the ordinary course of business, (iii) any transaction permitted under Section 6(a), (iv) any incurrences of Junior Debt, (v) any transactions between or among the Company and any of its subsidiaries, (vi) any reorganization transaction not involving a transaction prohibited by Section 6(a), (vii) a merger involving the Company and Edgen Group or any of its subsidiaries or (viii) any transaction with an Affiliate permitted under the ABL Facility (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time). For the avoidance of doubt, any reorganization or merger allowed pursuant to clause (vi) or (vii) respectively may constitute a Change of Control or Qualified Public Offering, if such transaction otherwise meets the requirements of the definitions thereof. For purposes of this Note, “JCP Funds” shall mean Jefferies Capital Partners IV L.P., JCP Partners IV LLC, and Jefferies Employee Partners IV LLC. For the avoidance of doubt the Affiliates of the Company do not include the investment banking units of Jefferies Group, Inc., including, without limitation, Jefferies & Company, Inc., Jefferies High Yield Holdings, LLC, Jefferies Finance LLC and their subsidiaries.

7. Events of Default.

(a) An “Event of Default” occurs if:

(i) the Company defaults in the payment of the principal of this Note when the same becomes due and payable at maturity, upon acceleration, or otherwise;

(ii) the Company defaults in the payment of interest on this Note when the same becomes due and payable, and such default continues for more than five business days after notice thereof from the Holder;

(iii) the Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and in the case of any such proceeding instituted against the Company such proceeding shall not be stayed or dismissed within sixty days from the date of institution thereof; and

(iv) the Company fails to observe or perform, in any material respect, any other provision of this Note and such failure continues for a period of thirty days after the Holder has delivered written notice of such failure to the Company.

(b) Acceleration. Subject to the provisions of Section 5 and Section 2 of the Letter Agreement, if an Event of Default (other than an Event of Default specified in clause (a)(iii) of Section 7) occurs and is continuing, the Holder of the Note, by written notice to the Company and the holders of Senior Debt (an “Acceleration Notice”), may declare the unpaid principal of and accrued interest on this Note to be immediately due and payable. Upon such declaration, if there is at such time any Senior Debt outstanding, the principal and interest on this Note shall be due and payable upon the first to occur of an acceleration under the applicable Senior Debt instrument or thirty days after receipt by the holders of the Senior Debt of such Acceleration Notice given hereunder. If an Event of Default specified in clause (a)(iii) of Section 7 occurs, all principal of and interest on this Note shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder. Any amounts received by Holder in connection with any action taken pursuant to this Section 7(b) shall be subject to the provisions of Section 5 and Section 2 of the Letter Agreement.

(c) Remedies Cumulative. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All remedies are cumulative to the extent permitted by law.

8. Tax Treatment. The parties hereto intend this Note to constitute debt for U.S. federal income purposes and will make all tax filings, and not take any position not, consistent with such intention.

9. Amendment and Waiver.

Any term, covenant, agreement or condition of this Note or the Letter Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), only if the Company shall have obtained the consent in writing of the Holder.

10. No Recourse Against Others.

No director, manager, officer, employee or member, as such, of the Company or Affiliate thereof shall have any liability for any obligations of the Company under this Note, the Letter Agreement or for any claim based on, in respect or by reason of, such obligations or their creation. The Holder by accepting this Note and the Letter Agreement waives, releases and agrees not to assert any such liability. This waiver, release and agreement are part of the consideration for the issue of this Note and the Letter Agreement.

11. Notices.

All notices, requests, consents and demands shall be made in writing and shall be given by registered or certified mail postage prepaid to the following addresses: if to the Company, to Bourland & Leverich Supply Co. LLC, c/o Edgen Group Inc., 18444 Highland Road, Baton Rouge, Louisiana 70809, Attn.: Chief Financial Officer or to such other address as may be furnished in writing to the Holder; and if to the Holder, to it at PO Box 2315, Pampa, Texas 79066, with a required copy to Harter Secrest & Emery LLP, 1600 Bausch & Lomb Place, Rochester, NY 14604-2711, Attention: William A. Hoy, Esq. Unless otherwise indicated herein, notices hereunder shall be effective when delivered, if delivered personally, or, if sent by mail, when sent.

12. Governing Law.

This Note and the Letter Agreement shall be deemed contracts under, and shall be governed and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely therein solely by the citizens thereof, without giving effect to principles of conflicts of laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13. Jurisdiction and Venue.

EACH PARTY TO THIS NOTE HEREBY IRREVOCABLY AGREES THAT ALL JUDICIAL PROCEEDINGS BROUGHT WITH RESPECT TO THIS NOTE OR THE LETTER AGREEMENT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT EXCLUSIVELY IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE. BY EXECUTION AND DELIVERY OF THIS NOTE AND THE LETTER AGREEMENT, EACH PARTY HERETO ACCEPTS FOR ITSELF AND HIMSELF AND IN CONNECTION WITH ITS OR HIS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE AND THE LETTER AGREEMENT. EACH PARTY HERETO HEREBY WAIVES ANY CLAIM THAT

SUCH JURISDICTION IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.

14. Set-off; Satisfaction of Claims.

The Company shall have the right but not the obligation to set off against its obligations hereunder any claim the Company or its Affiliates may have against the Equityholder or any Seller under the Purchase Agreement.

15. Successors, etc.; Entire Agreement; Assignment.

This Note shall be binding upon and shall inure to the benefit of the Holder and the Company and their respective successors and permitted assigns. Except as provided in Section 5 and Section 2 of the Letter Agreement, the terms and provisions of this Note and the Letter Agreement are intended solely for the benefit of the Company and the Holder and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person. This Note and the Letter Agreement constitute the entire agreement between the parties, superseding all prior understandings and writings, with respect to the indebtedness represented hereby. Neither the Company nor the Holder may assign or transfer this Note without the prior written consent of the other party, except that the Holder may assign and transfer this Note and the Letter Agreement, in whole but not in part, to the Equityholder or B&L Enterprises, LLC upon prior notice to the Company but without prior consent; provided that such assignee agrees in writing to assume all of the obligations of, and be bound as, the Holder hereunder and thereunder (including without limitation the ability of the Company to set off against its obligations hereunder, any claim the Company or its Affiliates may have against the Equityholder or any Seller under the Purchase Agreement pursuant to Section 14). Any purported assignment or transfer in violation of the preceding sentence shall be of no effect and void ab initio.

16. Headings.

The section headings of this Note are for convenience only and shall not affect the meaning or interpretation of this Note or any provision hereof.

17. Subordination Agreement.

The Holder agrees at the Company’s reasonable request to enter into a subordination agreement with each holder of Senior Debt in the form as is customarily used in transactions of this nature; provided, however, such form of subordination agreement must be consistent, in all material respects, with, and in any event not more adverse, in any material respect, to the Holder than, the subordination provisions contained herein or the Letter Agreement.

IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer.

BOURLAND & LEVERICH SUPPLY CO. LLC

By:	/s/ Robert F. Dvorak
Name: Robert F. Dvorak
Title: President

Accepted and Agreed:

LEVERICH ENTERPRISES, LLC

By:	/s/ Rick B. Leverich
Name: Rick B. Leverich
Title: Manager

Acknowledged:

BOURLAND & LEVERICH HOLDINGS LLC

By:	/s/ Robert F. Dvorak
Name: Robert F. Dvorak
Title: President and Chief Executive Officer

[Signature Page to Amended and Restated Contingent Junior Subordinated Note]

EXECUTION COPY

Bourland & Leverich Holdings LLC

c/o Jefferies Capital Partners

520 Madison Avenue, 10th Floor,

New York, New York 10022

August 19, 2010

Bourland & Leverich Supply Co., L.C.

PO Box 2315

Pampa, Texas 79066

Attn: Rick B. Leverich

Dear Mr. Leverich:

Reference is hereby made to the Junior Subordinated Note, dated as of the date hereof (the “Note”), issued by Bourland & Leverich Holdings LLC, a Delaware limited liability company (the “Company”), in favor of Bourland & Leverich Supply Co., L.C., a Texas limited liability company (the “Holder”), in an aggregate principal amount of Fifty Million Dollars ($50,000,000.00). All capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Note. The Company and the Holder hereby agree and acknowledge the following:

1.    Subject to the terms and conditions hereof, on April 15 of each year beginning April 15, 2011 (each such date being an “Interest Payment Date”), the Company will pay in cash 3/8 of the Base Interest accrued on the Note during the period from the last Interest Payment Date (or in the case of the first Interest Payment Date, the issue date of the Note) to such Interest Payment Date; provided that such interest is payable only to the extent (i) the Buyer is permitted to make cash distributions to the Company pursuant to Section 6.08(e) of the Term Loan Agreement and Section 6.08(e) of the ABL Facility or comparable provisions of successor facilities, (ii) the Buyer has cash on hand or available under the ABL Facility or successor facilities and (iii) the Buyer is permitted by law (including the Delaware Limited Liability Company Act, as in effect from time to time, and all successors thereto) to make such permitted distributions to the Company. For purposes of this letter agreement, “Term Loan Agreement” means that certain credit agreement, dated as of the date hereof, among Bourland & Leverich Supply Co. LLC, a Delaware limited liability company (“Borrower”), the Company, the Subsidiary Guarantors (as defined therein), the lenders party thereto and Jefferies Finance LLC, as lead arranger, bookrunner, administrative agent for the Lenders, collateral agent and as syndication agent, as the same may be amended, restated, supplemented or otherwise modified from time to time and “ABL Facility” means that certain Credit Agreement, dated as of the date hereof, among the Borrower, as borrower, the Company, the lenders party thereto, Regions Bank, as administrative agent, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as co-collateral agents, Jefferies Finance LLC, as syndication agent, and the arrangers party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

2.    The Company, for itself and its successors, and the Holder, by acceptance of this letter agreement, agree that the Company’s obligations under this letter agreement constitute Subordinated Debt under the Note and therefore shall, to the extent and in the manner set forth in the Note and hereinafter set forth, be subordinate and junior to the prior payment in full of all Senior Debt. This Section 2 and Section 5 of the Note will constitute a continuing offer to all persons who, in reliance upon its provisions, become holders of, or continue to hold, Senior Debt, and such provisions are made for the benefit of the holders of Senior Debt, and such holders are made obligees under this Section and they and/or each of them may enforce their provisions. Unless and until all Senior Debt shall have been paid in full in cash and all commitments to make loans of Senior Debt to the Company shall have terminated, no payment shall be made by or on behalf of the Company on or with respect to any Subordinated Debt except (A) as provided in Section 5(c)(ii) of the Note and (B) the Company may make payments of interest in cash as contemplated by Section 1 hereof so long as (x) at the time such payment is made no default has occurred and is continuing under the terms of any Senior Debt and (y) such payment will not give rise (with or without the giving of notice or the passage of time) to any default under the terms of any Senior Debt.

3.    The Company may not (i) make the distributions to its members described in Section 6(a)(i) of the Note or (ii) make any cash payment or distribution in respect of Junior Debt, if and so long as the Company has failed to meet its obligations to make the cash interest payments contemplated under Section 1 hereof, ( such obligations being determined without regard to the provisos contained in Section 1).

4.    This letter agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. No amendment, modification, termination or cancellation of this letter agreement shall be effective unless it is in writing signed by all the parties hereto.

5.    This letter agreement shall be binding upon and shall inure to the benefit of the Holder and the Company and their respective successors and permitted assigns. This letter agreement and Note constitute the entire agreement between the parties, superseding all prior understandings and writings, with respect to the indebtedness represented hereby. Neither the Company nor the Holder may assign or transfer this letter agreement without the prior written consent of the other party, except that the Holder may assign and transfer this letter agreement and the Note, in whole but not in part, to the Equityholder or B&L Enterprises, LLC upon prior notice to the Company but without prior consent; provided that such assignee agrees in writing to assume all of the obligations of, and be bound as, the Holder hereunder and thereunder (including without limitation the ability of the Company to set off against its obligations hereunder and under the Note, any claim the Company, the Buyer or their respective Affiliates may have against the Equityholder or any Seller under the Purchase Agreement pursuant to Section 14 of the Note). Any purported assignment or transfer in violation of the preceding sentence shall be of no effect and void ab initio.

6.    This letter agreement shall be deemed a contract under, and shall be governed and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely therein solely by the citizens thereof, without giving effect to principles of conflicts of laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7.    EACH PARTY TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY AGREES THAT ALL JUDICIAL PROCEEDINGS BROUGHT WITH RESPECT TO THIS LETTER AGREEMENT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT EXCLUSIVELY IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE. BY EXECUTION AND DELIVERY OF THIS LETTER AGREEMENT, EACH PARTY HERETO ACCEPTS FOR ITSELF AND HIMSELF AND IN CONNECTION WITH ITS OR HIS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS LETTER AGREEMENT. EACH PARTY HERETO HEREBY WAIVES ANY CLAIM THAT SUCH JURISDICTION IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.

8.    Nothing is this letter shall modify, amend or waive the terms of any other provisions contained in the Note except as expressly contemplated by the foregoing.

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Very truly yours,

BOURLAND & LEVERICH HOLDINGS LLC

By:	/s/ James L. Luikart
Name: James L. Luikart
Title: President

Accepted and Agreed:

BOURLAND & LEVERICH SUPPLY CO., L.C., a Texas limited liability company

By:	/s/ Rick B. Leverich
Name: Rick B. Leverich
Title: Manager

[Signature Page to Junior Subordinated Note Side Letter]